Exhibit 10.44

SUMMARY SHEET FOR DIRECTOR AND EXECUTIVE COMPENSATION

I. Director Compensation

In connection with GSI’s 2005 annual meeting of stockholders, on June 6, 2005, the Nominating and Corporate Governance Committee determined to revise GSI’s policy so that as compensation for service as directors of GSI through next year’s annual meeting of stockholders:

•	each non-employee director who is being nominated for his initial election as a director will receive an option to purchase 25,000 shares of GSI Common Stock;

•	each non-employee director who is being nominated for his continuing election as a director will receive an option to purchase 10,000 shares of GSI Common Stock;

•	the director to be elected as Chairman of the Audit Committee will receive an option to purchase 5,000 shares of GSI Common Stock; and

•	the director to be elected as Chairman of the Compensation Committee and the director to be elected as Chairman of the Nominating and Corporate Governance Committee will each receive an option to purchase 3,000 shares of GSI Common Stock.

The non-employee directors do not receive any cash compensation for their services on behalf of GSI but are reimbursed for reasonable travel and lodging expenses incurred in attending meetings of the board of directors and any committee.

The options are awarded pursuant to the GSI’s 1996 Equity Incentive Plan and/or the 2005 Equity Incentive Plan. The exercise price is the fair market value of the common stock on the date of the grant. All options granted are immediately exercisable. Unless terminated earlier by the terms of the option, the options expire ten years after the date of grant.

The Company is reviewing its director compensation and in fiscal 2006 expects to adopt a new compensation policy for non-employee directors.

II. Executive Compensation

The following table sets forth current base salaries of GSI’s CEO and each of the executive officers who were named in the Summary Compensation Table in GSI’s Proxy Statement relating to its 2005 Annual Meeting of Stockholders and who are expected to be named in the Summary Compensation Table in GSI’s Proxy Statement relating to its 2006 Annual Meeting of Stockholders (the “Named Executive Officers”).

Name	Base Salary
Michael G. Rubin	$425,000
Arthur H. Miller	354,000
Damon Mintzer	375,000
Robert J. Blyskal	400,000
Stephen J. Gold	354,000

Bonuses

2006 Bonus Plan. On March 7, 2006, GSI’s compensation committee approved the 2006 bonus plan, which is not set forth in a written agreement, for certain management-level employees, including the Named Executive Officers. Under the 2006 bonus plan, eligible senior management level employees, including Named Executive Officers, will receive an annual incentive bonus of up to 50% of base salary if: 1) GSI achieves certain EBITDA targets as determined by the Compensation Committee; and 2) the eligible employee performs at an acceptable level as determined by the CEO. GSI will establish a bonus pool to be paid out to eligible participants. Each eligible participant’s bonus will be funded from this fixed pool and will be based upon a percentage of that participant’s base salary.

The 2006 bonus plan sets the annual incentive bonus targets for each level of eligible employee. The target bonus for senior management, including the Named Executive Officers, is equal to up to 50% of each individual’s base salary. All amounts under the 2006 bonus plan will be paid in cash.

Plans and Other Arrangements

The Named Executive Officers are also eligible to:

•	Participate in GSI’s 2005 Equity Incentive Plan; and

•	Participate in GSI’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, and qualified 401(k) plan.